UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

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SCHEDULE 14A INFORMATION

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UNITED STATES STEEL CORPORATION
(Name of Registrant as Specified In Its Charter)

ANCORA CATALYST INSTITUTIONAL, LP

ANCORA BELLATOR FUND, LP

ANCORA CATALYST, LP

ANCORA MERLIN INSTITUTIONAL, LP

ANCORA MERLIN, LP

ANCORA IMPACT FUND LP SERIES CC

ANCORA IMPACT FUND LP SERIES DD

ANCORA ALTERNATIVES LLC

ANCORA HOLDINGS GROUP, LLC

FREDRICK D. DISANTO

JAMIE BOYCHUK

ROBERT P. FISHER, JR.

DR. JAMES K. HAYES

ALAN KESTENBAUM

ROGER K. NEWPORT

SHELLEY Y. SIMMS

PETER T. THOMAS

DAVID J. URBAN

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Ancora Catalyst Institutional, LP, together with the other participants named herein (collectively, “Ancora”), has filed a definitive proxy statement and accompanying GOLD universal proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of Ancora’s slate of director nominees at the 2025 annual meeting of stockholders (the “Annual Meeting”) of United States Steel Corporation, a Delaware corporation (the “Company”).

On April 9, 2025, Ancora issued the following press release announcing the withdrawal of its nomination of director candidates for election to the Board of the Company at the Company’s Annual Meeting. Ancora will not vote any proxies received from stockholders of the Company on the gold proxy card at the Annual Meeting. Any stockholder wishing to vote at the Annual Meeting may do so using the Company’s white proxy card.

Ancora Announces Suspension of Campaign Following President Trump’s Initiation of New CFIUS Review of U.S. Steel’s Sale to Nippon Steel

Acknowledges U.S. Steel and Nippon Have Established a Strong, Ongoing Dialogue With the Federal Government to Address Transaction-Related Concerns and Pursue Near-Term Approval

Recognizes a Large Cross-Section of Stakeholders Expect the $55 Per Share Transaction Will be Approved

Shocked by U.S. Steel’s Refusal to Provide Stockholders With Key Deal-Related Information, Which was Entirely Achievable by Postponing the 2025 Annual Meeting Until After the New CFIUS Review Concludes

CLEVELAND--(BUSINESS WIRE)--Ancora Holdings Group, LLC (collectively with its affiliates, “Ancora” or “we”), a stockholder of United States Steel Corporation (NYSE: X) (“U.S. Steel” or the “Company”), today announced that it is withdrawing its nomination of director candidates for election at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”) due to apparent momentum related to the $55 per share sale to Nippon Steel Corporation (“Nippon”).1 Recent reports indicate that the Company and Nippon may have succeeded in having productive conversations with the Trump Administration to address concerns and discuss significantly increased capital commitments.2 Additionally, based on language included in Monday’s Presidential Action, we suspect the companies have taken steps to try to mitigate national security considerations.3 We imagine this is why labor leaders, policy experts and stockholders have recently suggested they expect the sale will be approved.

1 Associated Press article entitled “US Steel hits 52-week high after Trump orders new security review of Nippon Steel bid,” dated April 8, 2025, https://apnews.com/article/trump-steel-nippon-biden-3d2b1f178d60020309d34a5602aaee32.

2 Pittsburgh Post-Gazette article entitled “Nippon ups proposed investment in U.S. Steel as it tries to sway Trump on deal,” dated March 28, 2025, https://www.post-gazette.com/business/powersource/2025/03/28/nippon-us-steel-trump-investment-mon-valley/stories/202503280085.

3 Presidential Action entitled “Review of Proposed United States Steel Corporation Acquisition,” dated April 7, 2025, https://www.whitehouse.gov/presidential-actions/2025/04/review-of-proposed-united-states-steel-corporation-acquisition/.

Our decision to suspend our campaign also stems from U.S. Steel’s embrace of entrenchment tactics. Once it became clear in February that there may still be a path to approval for the $55 per share sale to Nippon, Ancora began sending repeated requests to the Company to postpone the Annual Meeting to allow stockholders to have full information and make truly informed voting decisions. The Company demonstrated a disappointing disregard for sound governance by ignoring our pleas and, as recently as yesterday, continuing to attack us while reiterating the May 6 date. Keep in mind that May 6, 2025 comes just weeks before the new governmental review is expected to conclude. We can only assume U.S. Steel is taking this tact because it is increasingly confident about the transaction’s approval.

Please trust that Ancora always wants fellow stockholders and stakeholders to benefit from the best outcomes, which in this case is the seemingly probable closing of the $55 per share transaction. Stockholders will hopefully be able to rejoice over strong returns and that a consummated deal will end the era of broken relationships and destructive decisions during the tenures of David Burritt and his loyal directors. We consider Mr. Burritt, a non-operator who has been called out by federal lawmakers over a “repulsive conflict of interest,” to be one of the worst leaders in Corporate America.4 This is why Ancora launched this campaign in the first place when former President Biden issued the Executive Order blocking the deal, because we truly believed that U.S. Steel could return to greatness with proven and qualified leadership in place.

Ancora wishes to conclude this stage of its campaign by thanking our fellow stockholders, the United Steelworkers and all other parties willing to engage with us in recent months.

About Ancora

Founded in 2003, Ancora Holdings Group, LLC offers integrated investment advisory, wealth management, retirement plan services and insurance solutions to individuals and institutions across the United States. The firm is a long-term supporter of union labor and has a history of working with union groups and public pension plans to deliver long-term value. Ancora’s comprehensive service offering is complemented by a dedicated team that has the breadth of expertise and operational structure of a global institution, with the responsiveness and flexibility of a boutique firm. Ancora Alternatives is the alternative asset management division of Ancora Holdings Group, investing across three primary strategies: activism, multi-strategy and commodities. For more information about Ancora Alternatives, please visit www.ancoraalts.com.

Contacts

Longacre Square Partners LLC

Greg Marose / Ashley Areopagita, 646-386-0091

gmarose@longacresquare.com / aareopagita@longacresquare.com

4 Letter issued by Senators Elizabeth Warren and Sherrod Brown, dated October 2, 2024, https://www.warren.senate.gov/imo/media/doc/final_-_warren_brown_letter_to_ceo_of_us_steel_reussnipponmerger.pdf\.